Exhibit 99.1

NEWS RELEASE	CONTACT:	Brian R. Hole
President
(415) 408-4700

Willis Lease Finance Reports First Quarter Pretax Profit Grew 79.0% to $6.7 Million

NOVATO, CA — May 9, 2016 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported that pretax income grew 79.0% to $6.7 million in the first quarter of 2016 compared to $3.7 million in the first quarter of 2015. The Company’s first quarter 2016 results include a $2.0 million non-cash write down due to the retirement of one engine for disassembly. Net income for the first quarter increased 64.0% to $3.8 million, or $0.52 per diluted share, from $2.3 million, or $0.29 per diluted share, in the first quarter of 2015 and increased 26.7% from $3.0 million, or $0.37 per diluted share, in the fourth quarter of 2015.

We are continuing to see the benefit of the changes we have been implementing over the last twelve to eighteen months and strong market conditions,” said Charles F. Willis, Chairman and CEO.  “Our total portfolio utilization, which includes our consolidated subsidiary WEST II, remains strong.  We are divesting of underperforming assets and adding to the portfolio for both increased market demand and quality opportunities.”

“In addition, in April, we expanded our revolving credit facility from $700 million to $1.0 billion, including a $110 million accordion feature, so we are prepared to invest in high quality opportunities,” Willis continued.  “Our access to the banking and capital markets continues to be one of our core strengths.”

“Our leasing business continues to perform with utilization at 89.8% at the end of the first quarter, which is squarely within our target range,” said Brian R. Hole, President. “While utilization will remain subject to variability, we are benefitting from our ability to deliver lease engines through customer specific programs, which is a very distinct competitive advantage for our Company. We also continue to actively trade assets, both airframes and engines, and have built a solid team focused on continuing to grow in this sector.”

First Quarter 2016 Highlights (at or for the periods ended March 31, 2016, compared to March 31, 2015, and December 31, 2015):

•                  Total revenue grew 18.1% to $50.6 million in the first quarter of 2016 from $42.8 million in the year ago period.

•                  Average utilization in the first quarter of 2016 was 86.7%, lower than the 90.6% achieved in the preceding quarter and a significant improvement from 80.9% reported in the year ago period.

•                  First quarter lease rent revenue was $28.1 million, up 12.1% year-over-year and down 2.5% from the prior quarter.

•                  Maintenance reserve revenue increased 11.8% to $15.8 million in 1Q16 compared to $14.1 million in 1Q15 and grew 10.5% from $14.3 million in 4Q15.

•                  The Company invested $39.7 million to purchase 5 engines, 4 of which were on lease, and sold $48.5 million of assets in the first quarter of 2016.

•                  The sale of 6 engines, certain parts and one airframe generated $3.0 million of gain on sale.

•                  One engine was retired and is being parted out, resulting in a $2.0 million non-cash write-down.

•                  Total engines and aircraft owned and managed have grown to nearly $1.5 billion.  The owned lease portfolio grew 4.8% in the first quarter of 2016 to $1.102 billion compared to 1Q15.

•                  Tangible book value per share increased 7.0% to $28.29 at March 31, 2016, compared to $26.43 at the end of the first quarter 2015.

•                  A total of 200,000 shares of common stock were repurchased in the quarter under the Company’s five-year repurchase plan reapproved in April 2015.

•                  Liquidity available from the revolving credit facility was $161 million at March 31, 2016, down from $239 million a year ago.  With the upsizing of the revolving credit facility in April, liquidity at April 30, 2016, was $341 million.

Willis Aero spare parts sales totaled $2.6 million and margin was $0.7 million in the first quarter of 2016.  In the year ago quarter, spare parts sales were $2.2 million and margin was also $0.7 million.  In the fourth quarter of 2015, equipment and parts sales were $10.6 million, with a margin contribution of $3.0 million, with equipment sales delivering a material benefit through the sale of one airframe.

“Willis Aero continues to add value to our overall business,” Hole said.  “Not only did Willis Aero deliver $0.7 million in profit for the quarter, but they also sold parts from our stock delivering over $0.23 million in gain on sale. Willis Aero’s value to our core business and financial performance is multi-dimensional and we expect them to continue to grow with us.”

Balance Sheet

As of March 31, 2016, Willis Lease had 201 commercial aircraft engines, 10 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.102 billion, compared to 205 commercial aircraft engines, 5 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.051 billion a year ago.  The Company’s funded debt-to-equity ratio was 4.05 to 1 at quarter end compared to 4.12 to 1 at December 31, 2015, and 3.77 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,	% Change vs	% Change vs
	2016	2015	2015	Dec 31, 2015	Mar 31, 2015
REVENUE
Lease rent revenue	$28,139	$28,873	$25,097	(2.5)%	12.1%
Maintenance reserve revenue	15,819	14,320	14,148	10.5%	11.8%
Spare parts and equipment sales	2,609	10,608	2,151	(75.4)%	21.3%
Gain on sale of leased equipment	2,989	654	662	357.0%	351.5%
Other revenue	1,000	740	756	35.1%	32.3%
Total revenue	50,556	55,195	42,814	(8.4)%	18.1%

EXPENSES
Depreciation and amortization expense	16,644	17,124	17,705	(2.8)%	(6.0)%
Cost of spare parts and equipment sales	1,915	7,647	1,480	(75.0)%	29.4%
Write-down of equipment	2,036	601	24	238.8%	8383.3%
General and administrative	11,752	11,918	9,972	(1.4)%	17.8%
Technical expense	1,696	1,567	1,832	8.2%	(7.4)%
Net finance costs
Interest expense	10,008	9,780	9,567	2.3%	4.6%
Gain on extinguishment of debt	—	—	(1,151)	0.0%	(100.0)%
Total net finance costs	10,008	9,780	8,416	2.3%	18.9%
Total expenses	44,051	48,637	39,429	(9.4)%	11.7%

Earnings from operations	6,505	6,558	3,385	(0.8)%	92.2%

Earnings from joint ventures	187	48	354	289.6%	(47.2)%

Income before income taxes	6,692	6,606	3,739	1.3%	79.0%
Income tax expense	2,924	3,633	1,441	(19.5)%	102.9%
Net income	$3,768	$2,973	$2,298	26.7%	64.0%

Basic earnings per common share	$0.53	$0.38	$0.29

Diluted earnings per common share	$0.52	$0.37	$0.29

Average common shares outstanding	7,149	7,739	7,848
Diluted average common shares outstanding	7,272	7,872	8,044

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$12,743	$9,732	$15,635
Restricted cash	29,964	33,026	45,616
Equipment held for operating lease, less accumulated depreciation	1,101,604	1,122,859	1,050,922
Equipment held for sale	25,971	23,454	17,600
Operating lease related receivable, net of allowances	15,690	14,072	14,596
Spare parts inventory	19,293	20,526	18,288
Investments	43,272	41,295	42,574
Property, equipment & furnishings, less accumulated depreciation	17,001	20,247	21,311
Equipment purchase deposits	—	—	6,817
Intangibles assets, net	874	932	1,106
Other assets	11,048	9,839	10,559
Total assets	$1,277,460	$1,295,982	$1,245,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$23,087	$21,665	$12,636
Deferred income taxes	99,347	96,742	91,866
Notes payable	850,031	866,089	827,475
Maintenance reserves	65,554	71,054	69,672
Security deposits	25,074	25,010	20,771
Unearned lease revenue	4,351	5,090	3,381
Total liabilities	1,067,444	1,085,650	1,025,801

Shareholders’ equity:
Common stock ($0.01 par value)	$74	$75	$83
Paid-in capital in excess of par	24,925	28,720	42,140
Retained earnings	185,826	182,058	177,000
Accumulated other comprehensive loss, net of tax	(809)	(521)	—
Total shareholders’ equity	210,016	210,332	219,223

Total liabilities and shareholders’ equity	$1,277,460	$1,295,982	$1,245,024

Note:  Transmitted on GlobeNewswire on May 9, 2016, at 6:00 am PT